Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-109421) pertaining to the Walmart Puerto Rico 401(k) Plan of our report dated July 23, 2012, with respect to the financial statements and schedule of the Walmart Puerto Rico 401(k) Plan included in this Annual Report (Form 11-K) for the year ended January 31, 2012.

/s/ Ernst & Young LLP
July 23, 2012
Rogers, Arkansas